SENSATA TECHNOLOGIES REPORTS FOURTH QUARTER
AND FULL YEAR 2016 FINANCIAL RESULTS

Hengelo, the Netherlands – February 02, 2017 - Sensata Technologies (NYSE: ST) today announced financial results for its fourth quarter and full year ended December 31, 2016.
Revenue was $788.4 million in the fourth quarter of 2016, an increase of $61.9 million, or 8.5%, from revenue of $726.5 million in the fourth quarter of 2015. Excluding a 5.6% positive effect from acquisitions, net of exited businesses, and a 2.9% negative effect from changes in foreign currency exchange rates, Sensata reported organic revenue growth of 5.8% in the fourth quarter of 2016.
Net income was $66.5 million in the fourth quarter of 2016, which was 8.4% of revenue, or $0.39 per diluted share. This compares to net income of $218.3 million in the fourth quarter of 2015, which was 30.0% of revenue, or $1.27 per diluted share. Adjusted net income was $131.0 million in the fourth quarter of 2016, which was 16.6% of revenue, or $0.76 per diluted share. This was an increase of 15.6% compared to adjusted net income of $113.3 million in the fourth quarter of 2015, which was 15.6% of revenue, or $0.66 per diluted share. Changes in foreign currency exchange rates reduced Sensata's earnings per share by ($0.08) in the fourth quarter of 2016 compared to the prior year period.
On a sequential basis, Sensata's adjusted net income margin of 16.6% for the fourth quarter increased by 60 basis points compared to an adjusted net income margin of 16.0% in the third quarter of 2016.
Revenue for the full year ended December 31, 2016 was $3.202 billion, an increase of $227.3 million, or 7.6%, from $2.975 billion for the full year ended December 31, 2015. Excluding a 7.9% positive effect from acquisitions, net of exited businesses, and a 1.9% negative effect from changes in foreign currency exchange rates, Sensata reported organic revenue growth of 1.6% in the full year ended December 31, 2016.
Net income for the full year ended December 31, 2016 was $262.4 million, which was 8.2% of revenue, or $1.53 per diluted share. This compares to net income for the full year ended December 31, 2015 of $347.7 million, which was 11.7% of revenue, or $2.03 per diluted share. Adjusted net income for the full year ended December 31, 2016 was $494.8 million, which was 15.5% of revenue, or $2.89 per diluted share. This was an increase of 4.8% compared to adjusted net income for the full year ended December 31, 2015 of $472.0 million, which was 15.9% of revenue, or $2.75 per diluted share. Changes in foreign currency exchange rates reduced Sensata's earnings per share by ($0.22) for the full year 2016 compared to the prior year period.
During the full year ended December 31, 2016, Sensata's operating cash flow totaled $521.5 million. The Company's free cash flow grew 9.9% year over year, totaling $391.3 million. Sensata’s total gross indebtedness at December 31, 2016 was $3.3 billion, a reduction of $335 million from December 31, 2015.

"For the full year 2016, Sensata grew its adjusted earnings per share by fourteen percent organically despite facing soft demand in many of our key markets," said Martha Sullivan, President and Chief Executive Officer. "We also delivered on our promise to strengthen our balance sheet, while continuing to invest for the future and expand into new markets. We expect that we will sustain double-digit organic growth for adjusted earnings per share in 2017 as we capture M&A synergies and drive further operational efficiencies in our organization."
Segment Performance

	For the three months ended December 31,		For the full year ended December 31,
$ in 000s	2016	2015	2016	2015
Performance Sensing revenue	$587,985	$572,145	$2,385,380	$2,346,226
Performance Sensing profit from operations	$161,986	$150,862	$615,526	$598,524
% of Performance Sensing revenue	27.5%	26.4%	25.8%	25.5%

Sensing Solutions revenue	$200,411	$154,326	$816,908	$628,735
Sensing Solutions profit from operations	$63,177	$48,675	$261,914	$199,744
% of Sensing Solutions revenue	31.5%	31.5%	32.1%	31.8%
Performance Sensing’s profit from operations as a percentage of revenue totaled 27.5% in the fourth quarter of 2016. Excluding the impact of changes in foreign exchange rates and the CST acquisition in both periods, Performance Sensing’s profit from operations as a percentage of revenue was 28.4% in the fourth quarter of 2016, representing an increase of 190 basis points from the fourth quarter of 2015. Sensing Solutions' profit from operations as a percentage of revenue totaled 31.5% in the fourth quarter of 2016. Excluding the impact of changes in foreign exchange rates and the CST acquisition in both periods, Sensing Solutions' profit from operations as a percentage of revenue was 33.0% in the fourth quarter of 2016, representing an increase of 60 basis points compared to the fourth quarter of 2015.
FY 2017 Guidance
Sensata anticipates revenue to be between $3.150 billion and $3.250 billion for full year 2017, which would represent organic revenue growth of between 1 and 3 percent. Sensata is introducing new guidance for adjusted EBIT in 2017 as the Company believes it is an important indicator of its operational performance. For full year 2017, Sensata expects adjusted EBIT to be between $734 and $756 million. Additionally, the Company expects adjusted net income to be between $528 million and $550 million and adjusted earnings per share to be between $3.08 and $3.20 for full year 2017, which would represent organic growth of 8 to 12 percent. Sensata expects that changes in foreign currency exchange rates will lower revenues by approximately 2 percent and will lower adjusted earnings per share by ($0.02) to ($0.03) for full year 2017.
Q1 2017 Guidance
Sensata anticipates revenue to be between $781 million and $805 million for the first quarter of 2017, which would represent organic revenue growth of between 1 and 3 percent. Additionally, Sensata expects adjusted EBIT to be between $164 and $170 million and for adjusted net income to be between $114 million and $120 million, which would represent organic growth of 6 to 11 percent. The Company expects adjusted earnings per share to be between $0.66 and $0.70 for the first quarter of 2017.

Sensata expects that changes in foreign currency exchange rates will lower revenues by approximately 3 percent and will lower adjusted net income by approximately $6 million, or ($0.04) in the first quarter of 2017. The Company also anticipates integration expenses of $10 million in the first quarter of 2017. Both foreign currency exchange rates and integration expenses will have a disproportionate effect on adjusted net income in the first quarter of 2017. For the remaining three quarters of 2017, Sensata anticipates that foreign currency exchange rates will increase adjusted net income by approximately $1 to $2 million. Additionally, the company expects to spend approximately $7 million on integration expenses for the remaining three quarters of 2017.
Conference Call and Webcast
Sensata will conduct a conference call today at 8:00 AM eastern time to discuss its fourth quarter and full year 2016 financial results and its outlook for the first quarter and full year 2017. The dial-in numbers for the call are 1-877-317-6789 or +1-412-317-6789 and callers can reference the Sensata Q4 and Full Year 2016 Earnings Call. A live webcast and a replay of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com.
About Sensata Technologies
Sensata Technologies is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in thirteen countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, ventilation, and air conditioning, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s website at www.sensata.com.
Use of Non-GAAP Financial Measures
A definition of non-GAAP measures and a reconciliation of GAAP to non-GAAP financial measures is provided in the financial tables accompanying this press release. The non-GAAP financial measures referenced by Sensata in this press release include organic revenue growth; adjusted net income; adjusted net income margin; adjusted net income per diluted share; organic earnings growth; and free cash flow.
Organic revenue growth is defined as the percentage change in net revenue calculated in accordance with U.S. GAAP, excluding the impact of acquisitions, net of exited businesses that occurred in the previous twelve months, and the effects of changes in foreign currency exchange rates.
Adjusted net income is defined as net income excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted net income margin is calculated by dividing adjusted net income by net revenue. Adjusted net income per share is calculated by dividing adjusted net income by the number of diluted weighted average ordinary shares outstanding in the period.
Organic earnings growth is defined as the percentage change in adjusted net income per share, excluding the impact of acquisitions, net of exited businesses that occurred within the previous 12 months, and the effects of changes in foreign currency exchange rates.
Free cash flow is defined as net cash provided by operating activities less additions to property, plant, and equipment and capitalized software.
We believe organic revenue growth and organic earnings growth provide investors with helpful information with respect to our operating performance, and we use these measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe organic revenue growth and organic earnings growth provide useful information in evaluating the results of our business because they exclude items that we believe are not indicative of ongoing performance or that we believe impact comparability with the prior year.
Management uses adjusted net income as a measure of operating performance, for planning purposes (including the preparation of our annual operating budget), to allocate resources to enhance the financial performance of our business, to evaluate the effectiveness of our business strategies, and in communications with our Board of Directors and investors concerning our financial performance. We believe that investors and securities analysts also use adjusted net income in their evaluation of our performance and the performance of other similar companies.
We also measure our employees and compensate them, in part, based on certain non-GAAP measures. We believe that the non-GAAP financial measures provide useful and supplementary information to investors regarding our quarterly and annual performance.
There are limitations in using non-GAAP financial measures as they are not prepared in accordance with U.S. generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should be considered as supplemental in nature and are not intended to be considered in isolation, or as a substitute for, financial measures prepared in accordance with U.S. GAAP.
Safe Harbor Statement
This earnings release contains forward-looking statements within the meaning of the federal securities laws. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable, and our future prospects, developments, and business strategies. Such forward-looking statements include, among other things, our anticipated results for the first quarter and full year 2017. Such statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that might cause these differences include, but are not limited to, risks associated with: adverse conditions in the automotive industry; competitive pressures that could require us to lower prices or could result in reduced demand for our products; integration of acquired companies, including CST and Schrader; the assumption of known and unknown liabilities in the acquisition of CST and Schrader; risks associated with our non-US operations and international business; litigation and disputes involving us, including the extent of intellectual property, product liability, warranty, and recall claims asserted against us; risks associated with our historical and future tax positions; risks associated with labor disruptions or increased labor costs; risks associated with our indebtedness; and risks associated with breaches and other disruptions to our information technology infrastructure. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings.  Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Operations
(Unaudited)

(In 000s, except per share amounts)
	For the three months ended		For the full year ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net revenue	$788,396	$726,471	$3,202,288	$2,974,961
Operating costs and expenses:
Cost of revenue	509,498	476,657	2,084,261	1,977,799
Research and development	31,425	30,872	126,665	123,666
Selling, general and administrative	68,950	67,724	293,587	271,361
Amortization of intangible assets	49,926	50,564	201,498	186,632
Restructuring and special charges	946	9,495	4,113	21,919
Total operating costs and expenses	660,745	635,312	2,710,124	2,581,377
Profit from operations	127,651	91,159	492,164	393,584
Interest expense, net	(40,617)	(41,597)	(165,818)	(137,626)
Other, net	(9,793)	(5,682)	(4,901)	(50,329)
Income before taxes	77,241	43,880	321,445	205,629
Provision for/(benefit from) income taxes	10,714	(174,409)	59,011	(142,067)
Net income	$66,527	$218,289	$262,434	$347,696

Net income per share:
Basic	$0.39	$1.28	$1.54	$2.05
Diluted	$0.39	$1.27	$1.53	$2.03

Weighted-average ordinary shares outstanding:
Basic	170,870	170,265	170,709	169,977
Diluted	171,765	171,513	171,460	171,513

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

($ in 000s)
	For the three months ended		For the full year ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income	$66,527	$218,289	$262,434	$347,696
Other comprehensive income/(loss), net of tax:
Deferred gain/(loss) on derivative instruments, net of reclassifications	21,181	(668)	(3,829)	(13,726)
Defined benefit and retiree healthcare plans	(4,539)	(1,276)	(4,248)	(516)
Other comprehensive income/(loss)	16,642	(1,944)	(8,077)	(14,242)
Comprehensive income	$83,169	$216,345	$254,357	$333,454

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Balance Sheets
(Unaudited)

($ in 000s)	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$351,428	$342,263
Accounts receivable, net of allowances	500,211	467,567
Inventories	389,844	358,701
Prepaid expenses and other current assets	100,002	109,392
Total current assets	1,341,485	1,277,923
Property, plant and equipment, net	725,754	694,155
Goodwill	3,005,464	3,019,743
Other intangible assets, net	1,075,431	1,262,572
Deferred income tax assets	20,695	26,417
Other assets	72,147	18,100
Total assets	$6,240,976	$6,298,910

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$14,643	$300,439
Accounts payable	299,198	290,779
Income taxes payable	23,889	21,968
Accrued expenses and other current liabilities	245,566	251,989
Total current liabilities	583,296	865,175
Deferred income tax liabilities	392,628	390,490
Pension and other post-retirement benefit obligations	34,878	34,314
Capital lease and other financing obligations, less current portion	32,369	36,219
Long-term debt, net of discount and deferred financing costs, less current portion	3,226,582	3,264,333
Other long-term liabilities	29,216	39,803
Total liabilities	4,298,969	4,630,334
Total shareholders’ equity	1,942,007	1,668,576
Total liabilities and shareholders’ equity	$6,240,976	$6,298,910

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

($ in 000s)
	For the full year ended
	December 31, 2016	December 31, 2015
Cash flows from operating activities:
Net income	$262,434	$347,696
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	106,903	96,051
Amortization of deferred financing costs and original issue discounts	7,334	6,456
Currency remeasurement gain on debt	(324)	(1,924)
Share-based compensation	17,425	15,326
Loss on debt financing	—	34,335
Amortization of inventory step-up to fair value	2,319	1,820
Amortization of intangible assets	201,498	186,632
Deferred income taxes	8,344	(179,009)
Unrealized loss on hedges and other non-cash items	9,522	1,334
Changes in operating assets and liabilities, net of effects of acquisitions	(93,930)	24,414
Net cash provided by operating activities	521,525	533,131

Cash flows from investing activities:
Acquisition of CST, net of cash received	4,688	(996,871)
Acquisition of Schrader, net of cash received	—	(958)
Other acquisitions, net of cash received	—	3,881
Additions to property, plant and equipment and capitalized software	(130,217)	(177,196)
Investment in equity securities	(50,000)	—
Proceeds from the sale of assets	751	4,775
Net cash used in investing activities	(174,778)	(1,166,369)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	3,944	19,411
Proceeds from issuance of debt	—	2,795,120
Payments on debt	(336,256)	(2,000,257)
Payments to repurchase ordinary shares	(4,752)	(50)
Payments of debt issuance costs	(518)	(50,052)
Net cash (used in)/provided by financing activities	(337,582)	764,172
Net change in cash and cash equivalents	9,165	130,934
Cash and cash equivalents, beginning of period	342,263	211,329
Cash and cash equivalents, end of period	$351,428	$342,263

Revenue by Business, Geography and End Market (unaudited)

(% of total net revenue)	Three months ended December 31,		Full year ended December 31,
	2016	2015	2016	2015
Performance Sensing	74.6%	78.8%	74.5%	78.9%
Sensing Solutions	25.4%	21.2%	25.5%	21.1%
Total	100.0%	100.0%	100.0%	100.0%

(% of total net revenue)	Three months ended December 31,		Full year ended December 31,
	2016	2015	2016	2015
Americas	40.8%	40.5%	42.7%	40.9%
Europe	30.4%	32.6%	32.0%	33.4%
Asia/Rest of World	28.8%	26.9%	25.3%	25.7%
Total	100.0%	100.0%	100.0%	100.0%

(% of total net revenue)[1]	Three months ended December 31,		Full year ended December 31,
	2016	2015	2016	2015
European automotive	23.8%	27.4%	25.2%	28.3%
North American automotive	19.8%	20.8%	20.1%	21.5%
Asian automotive	20.2%	19.6%	17.6%	17.6%
Rest of world automotive	0.3%	0.7%	0.2%	0.9%
Heavy vehicle off-road	11.9%	12.0%	12.8%	12.3%
Appliance and heating, ventilation and air-conditioning	6.0%	5.2%	5.9%	5.8%
Industrial	8.9%	5.8%	9.0%	5.7%
Aerospace	5.1%	3.1%	4.7%	2.8%
All other	4.0%	5.4%	4.5%	5.1%
Total	100.0%	100.0%	100.0%	100.0%

1Reclassification of certain acquired product lines has led to retrospective adjustments of certain end-market percentages. Revenues have shifted from Industrial into European automotive for the three months and full year ended December 31, 2015.

The following unaudited table reconciles Sensata’s net income to adjusted net income for the three months and full year ended December 31, 2016 and 2015.

(In 000s, except per share amounts)	Three months ended December 31,		Full year ended December 31,
	2016	2015	2016	2015

Net income	$66,527	$218,289	$262,434	$347,696
Restructuring and special charges	3,985	10,651	14,982	42,332
Financing and other transaction costs	—	14,395	1,508	43,850
Deferred loss/(gain) on other hedges	5,150	(174)	(19,347)	11,864
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	52,559	53,313	210,847	193,370
Deferred income tax and other tax expense/(benefit)	936	(184,889)	17,086	(173,550)
Amortization of deferred financing costs	1,833	1,701	7,334	6,456
Total adjustments	$64,463	$(105,003)	$232,410	$124,322
Adjusted net income	$130,990	$113,286	$494,844	$472,018
Weighted average diluted shares outstanding	171,765	171,513	171,460	171,513
Adjusted net income per diluted share	$0.76	$0.66	$2.89	$2.75
Sensata’s definition of adjusted net income excludes the deferred provision for/(benefit from) income taxes and other tax expense/(benefit). Sensata’s deferred provision for/(benefit from) income taxes includes adjustments for book-to-tax basis differences primarily related to the step-up in fair value of fixed and intangible assets and goodwill, utilization of net operating losses and adjustments to our U.S. valuation allowance in connection with certain acquisitions. Other tax expense/(benefit) includes certain adjustments to unrecognized tax positions.
As Sensata treats deferred income tax and other tax expense/(benefit) as an adjustment to compute adjusted net income, the deferred income tax effect associated with the reconciling items, above, would not change adjusted net income for any period presented.
The current income tax (benefit)/expense associated with the reconciling items above, which is included in adjusted net income, would be as follows: Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory: $(0.0) million and $(0.2) million for the three months ended December 31, 2016 and 2015, respectively and $(0.1) million and $(0.6) million for the full year ended December 31, 2016 and 2015, respectively; and Restructuring and special charges of $(0.5) million and $(0.1) million for the three months ended December 31, 2016 and 2015, respectively, and $(1.0) million and $(2.1) million for the full year ended December 31, 2016 and 2015, respectively.

The following unaudited table identifies where in the Condensed Consolidated Statements of Operations the adjustments to reconcile net income to adjusted net income were recorded for the three months and full years ended December 31, 2016 and 2015.

($ in 000s)	Three months ended December 31,		Full year ended December 31,
	2016	2015	2016	2015

Cost of revenue	$6,791	$9,379	$19,653	$41,359
Selling, general and administrative	262	7,301	4,140	18,623
Amortization of intangible assets	48,634	48,958	195,848	181,132
Restructuring and special charges	857	3,924	2,829	14,520
Interest expense, net	1,833	10,498	7,334	15,253
Other, net	5,150	(174)	(14,480)	31,985
Provision for/(benefit from) income taxes	936	(184,889)	17,086	(178,550)
Total adjustments	$64,463	$(105,003)	$232,410	$124,322

The following unaudited table reconciles Sensata’s net cash provided by operating activities to free cash flow.

($ in 000s)	Three months ended December 31,		Full Year ended December 31,
	2016	2015	2016	2015
Net cash provided by operating activities	$125,174	$169,418	$521,525	$533,131
Additions to property, plant and equipment and capitalized software	(35,633)	(46,953)	(130,217)	(177,196)
Free cash flow	$89,541	$122,465	$391,308	$355,935

The following unaudited table reconciles Sensata’s diluted net income per share to organic earnings growth. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not foot due to the effects of rounding.

	Twelve months ended December 31,
	2016	2015

Diluted net income per share	$1.53	$2.03
Non-GAAP adjustments:
Restructuring and special charges	0.09	0.25
Financing and other transaction costs	0.01	0.26
Deferred (gain)/loss on other hedges	(0.11)	0.07
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	1.23	1.13
Deferred income tax expense and other tax expense/(benefit)	0.10	(1.01)
Amortization of deferred financing costs	0.04	0.04
Adjusted net income per share	$2.89	$2.75

Percentage change in adjusted earnings per share	5.1%
Non-GAAP adjustments:
Effects of foreign currency exchange movements	(8.0)%
Acquisitions, net of exited businesses that occurred within the previous 12 months[1]	(1.1)%
Organic earnings growth	14.2%

1 On December 1, 2015, we completed the acquisition of all of the outstanding shares of certain subsidiaries of Customer Sensors & Technologies Ltd. as well as certain additional assets (collectively “CST”). Portions of CST are being integrated into our Performing Sensing and Sensing Solutions segments. In the reconciliations above, the term “acquisitions” refers to CST and the term “exited businesses” represents the impact of the termination of unprofitable business activities in late 2015, primarily at our Schrader Brazil facility.

The following unaudited table reconciles Sensata’s projected GAAP earnings per diluted share to projected adjusted net income per diluted share for the first quarter ended March 31, 2017 and full year ended December 31, 2017. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not add due to the effect of rounding.

	Three months ended March 31, 2017		Full year ended December 31, 2017
	Low End	High End	Low End	High End

Projected GAAP earnings per diluted share	$0.33	$0.36	$1.83	$1.93
Restructuring and special charges	0.03	0.04	0.06	0.08
Deferred (gain)/loss on other hedges*	—	—	—	—
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	0.25	0.25	0.97	0.97
Deferred income tax and other tax expense/(benefit)	0.04	0.04	0.18	0.18
Amortization of deferred financing costs	0.01	0.01	0.04	0.04
Projected adjusted net income per diluted share	$0.66	$0.70	$3.08	$3.20
Weighted average diluted shares outstanding (in 000s)	171,700	171,700	171,600	171,600

* We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our 2017 GAAP earnings per diluted share.  In prior years such adjustments have been significant to our reported GAAP earnings.
# # #

Contact:

Investors:	Media:
Joshua Young	Alexia Taxiarchos
(508) 236-2196	(508) 236-1761
joshua.young@sensata.com	ataxiarchos@sensata.com